United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 11, 2021

Date of Report (Date of earliest event reported)

Global Consumer Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40468	86-1229973
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1926 Rand Ridge Court Marietta GA	30062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 939-9419

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GACQ	The Nasdaq Stock Market LLC
Warrants	GACQW	The Nasdaq Stock Market LLC
Units	GACQU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Report.

In connection with the preparation of the Company’s financial statements as of September 30, 2021, management determined it should restate its previously reported financial statements. The Company previously determined its shares of common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of common stock while also taking into consideration its charter’s requirement that a redemption cannot result in net tangible assets being less than $5,000,001. Upon review of its financial statements for the period ended September 30, 2021, the Company reevaluated the classification of its common stock and determined that the shares of common stock issued during the Initial Public Offering and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control under ASC 480-10-S99. Therefore, management concluded that the carrying value should include all shares of common stock subject to possible redemption, resulting in the shares of common stock subject to possible redemption being classified as temporary equity in its entirety. As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the shares of common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), retained earnings (accumulated deficit) and shares of common stock.  Therefore, the June 30, 2021 quarterly financial statements included in the Company's Form 10-Qs, as filed with the SEC on August 23, 2021, and the Company's balance sheet included on the Company’s Form 8-K, as filed with the SEC on June 28, 2021, are impacted and cannot be relied upon.

In connection with the change in presentation for the shares of common stock subject to redemption, the Company also restated its earnings per share calculation to allocate net income (loss) proportionally evenly to shares of common stock subject to redemption and those that are not subject to redemption. This presentation contemplates a Business Combination as the most likely outcome. There has been no change in the Company’s total assets, liabilities or operating results.

Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of September 30, 2021, due to the previous material weakness in our internal control over financial reporting described in Item 4 and due to the restatement of our June 30, 2021 financial statements and the Company's balance sheet included on the Company’s Form 8-K, as filed with the SEC on June 22, 2021 (the “restatements”) regarding the classification of redeemable shares of common stock, as  described below, which combined, constitutes a material weakness in our internal control over financial reporting. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this Quarterly Report on Form 10-Q present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

Regarding the restatements to the June 30, 2021 quarterly financial statements included in the Company's Form 10-Qs, as filed with the SEC on August 23, 2021, as well as the Company's balance sheet included on the Company’s Form 8-K, as filed with the SEC on June 22 2021, certain redemption provisions not solely within the control of the Company require shares of common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of the shares of common stock in permanent equity. The Company restated its financial statements to classify all shares of common stock  issued to the public shareholders as temporary equity and any related impact, as the threshold in its charter would not change the nature of the underlying shares of common stock as redeemable and thus would be required to be disclosed outside of permanent equity.

It is noted that the non-cash adjustments to the financial statement do not impact the amounts previously reported for our cash and cash equivalents or total assets. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02 with Marcum Bernstein & Pinchuk LLP the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2021

Global Consumer Acquisition Corp.
By:	/s/ Rohan Ajila
Name:	Rohan Ajila
Title:	Chief Financial Officer